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                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Katz Media Corporation (formerly Katz Capital Corporation) of our report dated November 21, 1996 relating to the financial statements of Katz Capital Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the year ended December 31, 1995 and the period
August 12, 1994 through December 31, 1994 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, NY
March 11, 1997